Exhibit 5.1

GOLENBOCK EISEMAN ASSOR BELL & PESKOE LLP

711 Third Avenue – 17th Floor

New York, New York 10017

February 10, 2022

CEA Industries Inc.

385 South Pierce Avenue, Suite C

Louisville, Colorado 80027

Ladies and Gentlemen:

We have acted as counsel for CEA Industries Inc., a Nevada corporation (the “Company”), in connection with the registration of shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-1 (File No. 333-261648) (as amended, the “Initial Registration Statement”), including a related prospectus filed with the Initial Registration Statement (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and a Registration Statement on Form S-1 relating to the Initial Registration Statement filed pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”). The 462(b) Registration Statement relates to the registration of (i) up to 1,113,801 additional shares (the “Shares”) of common stock par value $0.00001 per share (the “Common Stock”), (ii) up to 1,113,801 additional warrants (the “Warrants”), each of such securities to include those registered for the overallotment option of the underwriter, and (iii) additional warrants to be sold to the representative of the underwriters to purchase up to 55,690 additional shares of Common Stock, subject to an increase in the number of shares, if any, of the overallotment option of the underwriter is exercised (the “Representative Warrants”) and the Common Stock issuable on exercise of the Representative Warrants.

Each of the Warrants and Representative Warrants are exercisable for a like number of shares of Common Stock. The Shares, Warrants and Representative Warrants are to be sold by the Company to investors pursuant to an underwriting agreement (the “Underwriting Agreement”), dated February 10, 2022, between the Company and ThinkEquity LLC, as representative of the several underwriters named therein and in the related Prospectus. This opinion is being rendered in connection with the filing of the 462(b) Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation, filed as Exhibit 3.1(a)-(g) to the Initial Registration Statement, as currently in effect, (ii) the Company’s Bylaws, filed as Exhibit 3.2 to the Initial Registration Statement, as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the Underwriting Agreement, (v) the form of Warrant, (vi) the form of Representative Warrant, and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We also assume that each of the Underwriting Agreement, Warrant and Representative Warrant are duly executed by each of the parties thereto. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, (i) we are of the opinion that the Shares when issued and sold as contemplated in the Registration Statement and the related Prospectus, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (ii) we are of the opinion that the Warrants and Representative Warrants are the binding and enforceable obligations of the Company, and (ii) we are of the opinion that the shares of Common Stock to be issued upon exercise of the Warrants and Representative Warrants, when issued in accordance with the terms of the their governing instruments and upon payment therefore, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporation laws of the New York and the State of Nevada assuming that the corporate law of the State of Nevada is the same as the corporate law of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the related Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Golenbock Eiseman Assor Bell & Peskoe LLP

Golenbock Eiseman Assor Bell & Peskoe LLP